Exhibit 99.1

NuPathe Announces First Quarter 2011 Financial Results and Operational Highlights

CONSHOHOCKEN, PA — May 10, 2011 — NuPathe Inc. (NASDAQ: PATH), a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders, today announced financial results for the quarter ended March 31, 2011 and recent operational highlights.

“The highlight of the quarter was the FDA’s acceptance for filing of our NDA for Zelrix, keeping us firmly on track for a product launch in the first half of 2012,” said Jane Hollingsworth, chief executive officer of NuPathe.  “We plan to present additional data from Zelrix clinical trials at the upcoming U.S. and international headache society meetings in June. We believe this data will further validate the clinical benefits of Zelrix and reinforce the value of using a tolerable non-oral therapy for patients with migraine-related nausea and vomiting.”

Recent Operational Highlights:

•                  NuPathe’s New Drug Application (NDA) for Zelrix was accepted for filing by the U.S. Food and Drug Administration (FDA). The Prescription Drug User Fee Act (PDUFA) date, the target date for the FDA to complete its review of the NDA, is August 29, 2011.

•                  The United States Patent and Trademark Office (USPTO) issued a notice of allowance for U.S. patent application 12/181,142 entitled “Transdermal Methods and Systems for the Delivery of Anti-Migraine Compounds.”  This application relates to methods of effectively treating a migraine using an iontophoretic patch containing a triptan. Given this action, NuPathe expects the patent to issue within the next few months.  Once issued, the patent will provide coverage for Zelrix through April 2027.

•                  NuPathe received a waiver from the FDA for the $1.5 million NDA filing fee for Zelrix.  We expect that the filing fee will be refunded to NuPathe in the second quarter of 2011.  NuPathe was eligible for the waiver under section 736(d)(1)(D) of the Federal Food, Drug and Cosmetic Act, as a small business that does not have another product approved and is submitting its first human drug application to the FDA for review.

In addition to the steady progression of Zelrix towards commercialization, NuPathe continues to advance the development of NP201 for the continuous symptomatic treatment of Parkinson’s disease and NP202 for the long-term treatment of schizophrenia and bipolar disorder.  An Investigational New Drug (IND) application remains planned for NP201 in the first half of 2011.

First Quarter 2011 Financial Results

NuPathe reported a net loss of $3.7 million for the first quarter of 2011, compared to a net loss of $4.0 million for the first quarter of 2010. Research and development expenses were $1.6 million in the first quarter of 2011, compared to $3.4 million in the first quarter of 2010.  The decrease was primarily due to a reduction of $1.5 million related to the waiver of the NDA filing fee mentioned above.  Excluding this reduction, R&D expenses were $3.1 million, with the decrease quarter-over-quarter related to lower expenses for the Zelrix open-label clinical program which is nearing completion. Selling, general and administrative expenses were $2.0 million in the first quarter of 2011, compared to $0.9 million for the same period in 2010. This increase was due to higher commercial infrastructure expenses as well as higher expenses related to operating as a public company.

During the three months ended March 31, 2011, we used $5.5 million for operating activities.  We also used $0.6 million for investing activities, most of which related to the funding of commercial manufacturing equipment for Zelrix. Additionally, we used $0.1 million for financing activities in the first quarter of 2011, primarily for scheduled debt repayments.

As of March 31, 2011, NuPathe had $32.8 million in cash and cash equivalents, not including the $1.5 million refund of the NDA filing fee expected in the second quarter of 2011, compared to $38.9 million as of December 31, 2010.

Company to Host Conference Call

NuPathe will host a conference call today, May 10, 2011, at 8:30 a.m. EDT to discuss NuPathe’s financial results for the quarter ended March 31, 2011 and recent operational highlights. A question and answer session will follow NuPathe’s remarks. To participate on the live call, please dial 877-780-3379 (domestic) or +1-719-325-2170 (international), and provide the participant passcode 9225975, approximately 10 minutes ahead of the start of the call. A replay of the call will be available for 90 days within a few hours after the call ends and can be accessed by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international), with the passcode 9225975.

A live audio webcast of the call will be available via the “Investor Relations” page of the NuPathe website, www.nupathe.com. Please log on through NuPathe’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will also be archived on the Company’s website for 90 days following the call.

About Zelrix

Zelrix is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine.  Zelrix is designed to provide migraine patients fast onset and sustained relief through a tolerable, non-oral route of administration.  Zelrix may provide an attractive treatment option for millions of migraine patients because it avoids the need for oral administration.  Many migraine patients delay or avoid treatment with oral medications as a result of underlying migraine-related nausea and vomiting.  In addition, the absorption of oral medications may be compromised during a migraine which may adversely affect the efficacy of such medications.  Zelrix is powered by SmartRelief™, NuPathe’s proprietary transdermal delivery technology. SmartRelief consists of a controlled delivery technology that uses a mild electrical current to actively transport medication through the skin using a process called iontophoresis.

About NuPathe

NuPathe Inc. (www.nupathe.com) is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders. NuPathe’s lead product candidate, Zelrix, is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to Zelrix, NuPathe has two proprietary product candidates in preclinical development: NP201 for the continuous symptomatic treatment of Parkinson’s disease, and NP202 for the long-term treatment of schizophrenia and bipolar disorder.

Cautionary Statement About Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the timing of an FDA decision on, and commercial launch of, Zelrix, data presentations, the issuance of a patent for U.S. patent application 12/181,142 and the scope and duration of patent protection to be afforded by such patent, the refund of the NDA filing fee for Zelrix the filing of an IND for NP201, and the potential benefits of, and market for, Zelrix.

Forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of, risks, uncertainties and other factors that could cause actual results and events to differ materially from those indicated by the forward-looking statements contained herein including, among others: NuPathe’s ability to obtain marketing approval for and commercialize Zelrix; serious adverse events or other safety risks that could require NuPathe to abandon or delay development of, or preclude or limit approval of, Zelrix or its other product candidates; varying interpretation of clinical and market data; and the risks, uncertainties and other factors discussed in NuPathe’s Annual Report on Form 10-K for the year ended

December 31, 2010 under the caption “Risk Factors” and elsewhere in such report, which is available on the Company’s website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. As a result, you are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

Investor Relations Contacts:

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan

Vice President, Chief Financial Officer

NuPathe Inc.

(484) 567-0130

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NUPATHE INC.

(A Development-Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Operating expenses:
Research and development	$1,574	$3,390
Selling, general and administrative	1,970	873
	3,544	4,263
Loss from operations	(3,544)	(4,263)
Interest income	24	1
Interest expense	(203)	(11)
Loss before tax benefit	(3,723)	(4,273)
Income tax benefit	—	320
Net loss	(3,723)	(3,953)
Accretion of redeemable convertible preferred stock	—	(1,033)
Net loss available to common stockholders	$(3,723)	$(4,986)
Basic and diluted net loss per common share	$(0.26)	$(13.06)
Weighted average basic and diluted common shares outstanding	14,553,748	381,842

NUPATHE INC.

(A Development-Stage Company)

Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2011	December 31, 2010

Cash and cash equivalents	$32,768	$38,918
Total assets	39,237	43,753
Total debt	5,087	5,217
Total stockholders’ equity	30,817	34,265